Exhibit 2.1
Merger Implementation
Agreement
Coeur d’Alene Mines Corporation
and
Palmarejo Silver and Gold Corporation

Contents

	Table of contents

	The agreement		1

	Operative part		2

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	10
	1.3	Business Day	11

2	Agreement to proceed with the Transaction		11

3	Conditions precedent and pre-implementation steps		11
	3.1	Conditions precedent	11
	3.2	Inter-conditionality of Plan and Bolnisi Scheme	13
	3.3	Commercially reasonable endeavours	13
	3.4	Waiver of conditions precedent	13
	3.5	Consultation on failure of condition precedent	14
	3.6	Certain notices	14
	3.7	Regulatory approval	15
	3.8	Tax Matters	15

4	Plan		15
	4.1	Plan	15
	4.2	Plan consideration	15
	4.3	Status of Coeur Shares	16
	4.4	Withholding Rights	16

5	Steps for implementation		16
	5.1	Obligations of both parties	16
	5.2	Palmarejo’s obligations	17
	5.3	Coeur’s obligations	19
	5.4	Disagreement on content of Plan Circular and/or Coeur Proxy Statement	20
	5.5	Appointment of directors	21
	5.6	Insurance and Indemnification	21

6	Termination		21
	6.1	Termination	21
	6.2	Effect of termination	22
	6.3	Breach of representations and warranties	22

7	Representations, warranties and undertakings		23
	7.1	Coeur’s representations and warranties	23

	7.2	Coeur’s indemnity	23
	7.3	Palmarejo’s representations and warranties	23
	7.4	Palmarejo’s indemnity	23
	7.5	Survival of representations, warranties and undertakings	23
	7.6	Survival of indemnities	23

8	Palmarejo Information		24
	8.1	Availability of information	24
	8.2	Third party rights	24

9	Public announcement		24
	9.1	Announcement of Plan	24
	9.2	Public announcement and submissions	24
	9.3	Required disclosure	25

10	Confidentiality		25
	10.1	Confidentiality obligations	25
	10.2	No breach	25
	10.3	Termination of previous confidentiality agreement	26
	10.4	Survival of obligations	26

11	Exclusivity		26
	11.1	Exclusivity	26
	11.2	Notification of approaches	26
	11.3	Equal access to information	27
	11.4	Normal provision of information	27
	11.5	Fiduciary carve-out	27
	11.6	No current discussions	28

12	Payment of costs		28
	12.1	Background	28
	12.2	Payment of costs	28
	12.3	Compliance with law	29
	12.4	Limitation of liability	29

13	Conduct of Court proceedings		30

14	Costs and expenses		30
	14.1	Costs and expenses	30

15	General		30
	15.1	No representation or reliance	30
	15.2	No merger	30
	15.3	Consents	31
	15.4	Notices	31
	15.5	Governing law and jurisdiction	32
	15.6	Waivers	32
	15.7	Variation	32
	15.8	Assignment	32

15.9	Further action	32
15.10	Entire agreement	32
15.11	Counterparts	33

Schedule 1		34

Schedule 2		35

Schedule 3		47

Signing page		52

The agreement
Implementation agreement for merger by plan of arrangement
Date ▶       May 3, 2007
Between the parties

Coeur d’Alene Mines Corporation

of 505 Front Ave, Coeur d’Alene, Idaho 83814

(Coeur)

Palmarejo Silver and Gold Corporation

of 5300 Commerce Court West,
199 Bay Street, Toronto, Ontario M5L 1B9

(Palmarejo)

Background	1	The authorized capital of Palmarejo consists of an unlimited number of common shares (“Palmarejo Shares”) and an unlimited number of preference shares, issuable in series, of which there are 91,085,738 Palmarejo Shares and no preference shares issued and outstanding as fully paid and non-assessable.

	2	In addition, there are outstanding warrants to acquire 3,947,368 Palmarejo Shares and outstanding options to acquire 4,215,000 Palmarejo Shares.

	3	Coeur proposes to acquire, indirectly through Fairview, all of the Palmarejo Shares pursuant to the Plan as provided for in this agreement.

	4	The Board of Directors of Palmarejo, after receiving the Fairness Opinion and the Formal Valuation and legal advice and after considering other factors, has determined unanimously that the Plan is fair to Palmarejo Shareholders (other than Fairview) and that it would be advisable and in the best interests of Palmarejo and the Palmarejo Shareholders for Palmarejo to enter into this agreement, to support and implement the transactions and to recommend that Palmarejo Sharehold ers vote in favour of the Plan.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Operative part
1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning

Affiliated Body Corporate	means any corporation related to another pursuant to Section 2(2) of the Corporations Act.

Associates	has the meaning given in the Corporations Act.

Authorized Capital	has the meaning set out in §(c) of Schedule 2.

Bolnisi	Bolnisi Gold NL (ACN 008 587 086), of Level 8, 261 George Street, Sydney NSW 2000.

Break Fee	US$3.07 million.

Business Day	means any day on which the TSXV is open for trading.

Business Personnel	has the meaning set out in §(n)(ii) of Schedule 2.

Canadian Bidco	a wholly owned subsidiary of Fairview to be incorporated in Alberta.

Coeur Board	the board of directors of Coeur.

Coeur Filings	has the meaning set out in §(f) of Schedule 2.

Coeur Group	Coeur and each of its Affiliated Bodies Corporate

Coeur Information	information regarding Coeur and its subsidiaries provided by Coeur to Palmarejo in writing for inclusion in the Plan Circular that is material to the making of a decision by Palmarejo Shareholders whether to vote in favour of the Plan, being information that is within the knowledge of the Coeur Board, to be provided by or on behalf of Coeur to Palmarejo to enable to the Plan Circular to be prepared and completed in compliance with all applicable laws or information that is identified in the Plan Circular as “Coeur Information”.

Coeur Material Adverse Change	matters, events or circumstances other than:
1	those required to be done or procured by Coeur pursuant to this agreement;

2	those which Palmarejo and Coeur agree in writing are not a Coeur Material Adverse Change; or

3	those fairly disclosed by Coeur publicly and in writing to Regulatory Authorities prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely, a decline of 5% or more in the consolidated net

Term	Meaning

assets of Coeur from the net assets reported in the audited financial statements of Coeur for the financial year ended 31 December 2006.

Coeur Meeting	The meeting or meetings of Coeur Shareholders to consider the Coeur Resolutions.

Coeur Prescribed Occurrence	(other than as required by this agreement or the Plan, with the consent of Palmarejo or as fairly disclosed publicly and in writing to Regulatory Authorities prior to the date of this agreement) the occurrence of any of the following:
1	Coeur or a subsidiary of Coeur converting all or any of its shares into a larger or smaller number of shares;

2	Coeur or a subsidiary of Coeur resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3	Coeur or a subsidiary of Coeur:
•	entering into a buy-back agreement with its shareholders; or

•	resolving to approve the terms of a buy-back agreement with its shareholders;
4	Coeur or a subsidiary of Coeur declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5	Coeur or a subsidiary of Coeur issuing shares (other than pursuant to the exercise of existing options under its equity compensation plans and the conversion of existing notes), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6	Coeur or a subsidiary of Coeur issuing or agreeing to issue more than US $200 million in securities convertible into shares or debt securities;

7	Coeur or a subsidiary of Coeur making any change to its articles of incorporation, or bylaws or similar organisational documents;

8	Coeur or a subsidiary of Coeur:
•	acquiring or disposing of;

•	agreeing to acquire or dispose of; or

•	offering, proposing, announcing a bid or tendering for,
any business, assets, entity or undertaking, the value of which exceeds US$200 million, individually or in aggregate, or that otherwise constitutes a Coeur Material Adverse Change;

9	Coeur or a subsidiary of Coeur incurring any indebtedness of debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of US$200 million;

10	Coeur or a subsidiary of Coeur making individually or in aggregate, capital expenditure in excess of US$200 million;

11	Coeur or a subsidiary of Coeur being notified of Material Proceedings against Coeur or a subsidiary of Coeur;

Term	Meaning

12	Coeur or a subsidiary of Coeur creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:
•	in the ordinary course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditure, or incur any indebtedness in excess of US$200 million; and

•	a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;
13	Coeur or a subsidiary of Coeur commencing any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

14	a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action of a nature referred to in subsection 10 above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days;

15	a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

16	a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Coeur or a Coeur Group member;

17	Coeur ceases or threatens to cease to carry on the business conducted by Coeur and its subsidiaries as at the date of this agreement;

18	Coeur being the subject of a Third Party Proposal that is implemented or is likely to be implemented and which is not reasonably acceptable to Palmarejo; or

19	Coeur or a subsidiary of Coeur being dissolved.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Coeur Proxy Statement	The proxy statement to be dispatched to Coeur Shareholders in accordance with applicable Law in connection with the Coeur Meeting.

Coeur Resolutions	The resolutions to be considered by the Coeur Shareholders at the Coeur Meeting to increase the number of authorized shares of common stock of Coeur and to issue such number of Coeur Shares as required to pay the Plan Consideration.

Coeur Share	a share of common stock of Coeur, par value, US$1.00 per share.

Coeur Shareholders	each person who is a holder of record of Coeur Shares.

Term	Meaning

Confidential Information	all information which:
1	is disclosed to a party (the Recipient) or any of it its Related Persons (whether before or after the date of this agreement) by or on behalf of the other party (the Discloser), or which is acquired directly or indirectly by the Recipient or any of its Related Persons from the Discloser or any adviser engaged by the Discloser;

2	relates directly or indirectly to the Transaction, the Discloser or its Affiliated Bodies Corporate, or the past, existing or future business, operations, administration or strategic plans of the Discloser; and

3	is in oral or visual form, or is recorded or stored in a document (whether printed, electronic or otherwise),

and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

Contract	has the meaning set out in §(d) of Schedule 2.

Corporations Act	the Canada Business Corporations Act, as amended.

Court	the Ontario Superior Court of Justice or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Palmarejo.

CSA	the Canadian securities regulatory authorities.

Disclosure Statement	the statement delivered by Palmarejo to Coeur concurrently with the execution of this agreement.

Effective Date	the date on which the Plan becomes effective in accordance with the Corporations Act and the Final Order.

Effective Time	means the time on the Effective Date when the Plan becomes effective in accordance with its terms.

End Date	the date which is seven months after execution of this agreement.

Excluded Shares	any Palmarejo Shares held by Fairview or its subsidiaries.

Exclusivity Period	the period from and including the date of this agreement to the earlier of:
1	the termination of this agreement in accordance with its terms; and

2	the End Date.

Fairness Opinion	means the opinion of Dundee Securities Inc. to the Palmarejo Board to the effect that, as of the date of the opinion, the Plan Consideration is fair to the Plan Shareholders from a financial point of view.

Fairview	Fairview Gold Pty Ltd., currently a wholly-owned subsidiary of Bolnisi that, immediately prior to and following the Effective Time, will be a wholly-owned, indirect subsidiary of Coeur.

Final Order	the final order of the Court approving the Plan, as such order may be amended by the Court at any time before the Effective Date, or if appealed, unless the appeal is withdrawn or denied, as affirmed or amended on appeal.

Term	Meaning

Formal Valuation	means the formal valuation prepared by Westwind Partners Inc. in accordance with Ontario Securities Commission Rule 61-501 – Insider Bids, Issuer Bids, Business Combination and Related Party Transactions.

GAAP	means, with respect to Palmarejo and its subsidiaries, Canadian generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, and, with respect to Coeur and its subsidiaries, United States generally accepted accounting principles.

HSR Act	means the United States, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Ineligible Overseas Shareholder	a Palmarejo Shareholder whose address as shown in the Palmarejo register of shareholders at the Effective Date is in a jurisdiction other than Canada or the United States, except where Coeur and Palmarejo are reasonably satisfied that the issue of Coeur Shares to the Palmarejo Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.

Law	means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments and other requirements, in each case, of any Regulatory Authority.

Liens	has the meaning set out in §(b) of Schedule 2.

Material Proceedings	initiation of a regulatory inquiry or investigation, prosecution or litigation after the date hereof which is not withdrawn or discontinued within 14 days of proceedings being filed, involving a claim, in the case of Palmarejo, in excess of $46.8 million and in the case of Coeur, in excess of $93.6 million.

NYSE	New York Stock Exchange

Options	means outstanding stock options granted pursuant to the 2005 Stock Option Plan of Palmarejo.

Palmarejo Board	the board of directors of Palmarejo.

Palmarejo Group	Palmarejo and each of its Affiliated Bodies Corporate.

Palmarejo Information	Information regarding Palmarejo and its subsidiaries provided by Palmarejo to Coeur in writing for inclusion in any public disclosure materials, being information that is within the knowledge of the Palmarejo Board, to be provided by or on behalf of Palmarejo to Coeur to enable such public disclosure materials to be prepared and completed in compliance with all applicable laws or information that is identified in such documents as “Palmarejo Information”.

Palmarejo Material Adverse Change	matters, events or circumstances other than:
1	those required to be done or procured by Palmarejo pursuant to this agreement;

2	those which Palmarejo and Coeur agree in writing are not a Palmarejo Material Adverse Change; or

3	those fairly disclosed by Palmarejo publicly and in writing to Regulatory Authorities prior to the date of this agreement,

Term	Meaning

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely, a decline of 5% or more in the consolidated net assets of Palmarejo from the net assets reported in the audited financial statements of Palmarejo for the financial year ended 30 June 2006.

Palmarejo Prescribed Occurrence	(other than as required by this agreement or the Plan, with the consent of Coeur or as fairly disclosed publicly and in writing to Regulatory Authorities prior to the date of this agreement) the occurrence of any of the following:
1	Palmarejo or a subsidiary of Palmarejo converting all or any of its shares into a larger or smaller number of shares;

2	Palmarejo or a subsidiary of Palmarejo resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3	Palmarejo or a subsidiary of Palmarejo:
•	entering into a buy-back agreement; or

•	resolving to approve the terms of a buy-back agreement under the Corporations Act;
4	Palmarejo or a subsidiary of Palmarejo declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5	Palmarejo or a subsidiary of Palmarejo issuing shares (other than pursuant to the exercise of existing options or existing convertible securities which are exchangeable, exercisable or convertible into Palmarejo Shares), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6	Palmarejo or a subsidiary of Palmarejo issuing or agreeing to issue, securities convertible into shares or debt securities other than as set out in the Project Plan Description;

7	Palmarejo or a subsidiary of Palmarejo making any change to its constating documents;

8	Palmarejo or a subsidiary of Palmarejo:
•	acquiring or disposing of;

•	agreeing to acquire or dispose of; or

•	offering, proposing, announcing a bid or tendering for,
any business, assets, entity or undertaking, the value of which exceeds $46.8 million, individually or in aggregate, or that otherwise constitutes a Palmarejo Material Adverse Change;

9	Palmarejo or a subsidiary of Palmarejo incurring any indebtedness or issuing any indebtedness or debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of $9.36 million other than as set out in the Project Plan Description;

10	Palmarejo or a subsidiary of Palmarejo making, individually or in aggregate, capital expenditure in excess of $9.36 million other than as set out in the Project Plan Description;

Term	Meaning

11	Palmarejo or a subsidiary of Palmarejo being notified of Material Proceedings against Palmarejo or a subsidiary of Palmarejo;

12	Palmarejo or a subsidiary of Palmarejo creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:
•	as set out in the Project Plan Description; and

•	a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;
13	Palmarejo or a subsidiary of Palmarejo resolving that it be wound up;

14	a liquidator of Palmarejo or of a subsidiary of Palmarejo being appointed;

15	a court of competent jurisdiction (whether foreign or Canadian) making an order for the winding up of Palmarejo or of a subsidiary of Palmarejo;

16	Palmarejo or a subsidiary of Palmarejo being dissolved;

17	Palmarejo or a subsidiary of Palmarejo executing an agreement of arrangement or amalgamation;

18	a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Palmarejo or of a subsidiary of Palmarejo; or

19	Palmarejo ceases or threatens to cease to carry on business conducted by Palmarejo and its subsidiaries as at the date of this agreement.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Palmarejo Shares	the common shares of Palmarejo.

Palmarejo Shareholders	each person who is registered as the holder of Palmarejo Shares.

Permits	has the meaning set out in §(d) of Schedule 2.

Plan	the plan of arrangement under Section 192 of the Corporations Act in respect of all the Plan Shares in substantially the form of Annexure 1 with such amendments as Palmarejo and Coeur may agree.

Plan Circular	the notice of the Plan Meeting and accompanying Palmarejo management information circular, including all schedules, appendices and exhibits, to be sent to the Palmarejo Shareholders in connection with the Plan Meeting, as amended, supplemented or otherwise modified to be approved by the Court and despatched to Palmarejo Shareholders in accordance with applicable Law.

Term	Meaning

Plan Consideration	the consideration to be provided indirectly by Coeur to Plan Shareholders for the transfer to Canadian Bidco of each Plan Share in accordance with the Plan, being:
•	$0.004 in cash; and

•	2.715 Coeur Shares.

Plan Meeting	the meeting or meetings of Palmarejo Shareholders to consider the Plan, pursuant to the Corporations Act.

Plan Shareholders	Palmarejo Shareholders, other than holders of Excluded Shares, as at the Effective Date.

Plan Shares	the Palmarejo Shares on issue at the Effective Date, other than the Excluded Shares.

Project Plan Description	the development plan in respect of the Palmarejo project set out in Annexure 2.

Properties	the properties described in the Public Disclosure Documents.

Public Disclosure Documents	has the meaning set out in §(e) of Schedule 2.

Regulatory Approvals	has the meaning given to that term in clause 3.1(a).

Regulatory Authority	means a Canadian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, the TSX, the TSXV, the CSA, the NYSE and the SEC.

Related Persons	in relation to a party, its subsidiaries, directors, officers, employees, contractors, representatives, agents, advisers, financiers and any person who has an agreement or understanding with the party in relation to the Transaction.

Representative	in relation to a party:
1	each of the party’s subsidiaries; and

2	each of the directors, officers, employees and advisers of the party or of any of its subsidiaries.

SEC	United States Securities and Exchange Commission.

subsidiary	has the meaning given to it in the Corporations Act. For the avoidance of doubt, in this agreement, subsidiaries of Palmarejo include each of Ocampo Resources, Inc., Ocampo Services, Inc. and Planet Gold, S.A. de C.V.

third party	any person or entity (including a Regulatory Authority) other than a Palmarejo Group member or a Coeur Group member.

Third Party Proposal	in relation to a party, any expression of interest, proposal or offer in relation to a bid, Plan, joint venture, dual listed company structure, purchase of a main undertaking, share issue or other similar reorganisation (other than as contemplated by this agreement) by any person or persons under which:

Term	Meaning

1	a person (together with the person’s Associates) may acquire an interest in more than 10% of one or more classes of securities of the party;

2	a person may acquire voting control of more than 10% in the party;

3	a person may acquire, directly or indirectly any interest (including legal, equitable or economic) in all or a material part of the business or assets (on a consolidated basis) of the party; or

4	a person may otherwise merge or amalgamate with the party.

For the purposes of paragraph (3), the acquisition of an interest in a part of the business or assets (on a consolidated basis) of a party will be material if:
(a)	the relevant business or businesses contribute 10% or more of the consolidated net profit after tax of the party; or

(b)	The assets represent 5% or more of the total consolidated assets of the party.

Timetable	the timetable set out in Schedule 1 or such other timetable as may be agreed in writing by the parties.

Transaction	the acquisition by Canadian Bidco of all the Plan Shares through implementation of the Plan in accordance with the terms of this agreement and in accordance with applicable Law.

TSX	Toronto Stock Exchange

TSXV	TSX Venture Exchange

Warrants	means outstanding warrants issued pursuant to the warrant indenture dated April 19, 2006 between Palmarejo and Olympia Trust Company.
1.2	Interpretation

In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(e)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this agreement) is to that document as varied, amended or restated, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$” or “dollar” is to Canadian currency;

(j)	a reference to any time is a reference to that time in Toronto, Ontario; and;

(k)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement.
1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Agreement to proceed with the Transaction

The parties agree to implement, the Transaction in accordance with and subject to the terms of this agreement.

3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3, the obligations of the parties under clause 4 are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in clauses 3.4 and 3.5.
(a)	Regulatory Approvals: Subject to clause 3.7:
(1)	TSX, TSXV, NYSE, SEC and the CSA issue or provide any consents or approvals or do other acts necessary to implement the Transactions; and

(2)	all applicable waiting periods under the HSR Act and any other applicable antitrust legislation in Canada, the United States or in any other country shall have expired or been otherwise terminated in respect of this Plan;
(together Regulatory Approvals) before the Effective Date.

(b)	Shareholder approval: the Plan at the Plan Meeting (or any adjournment or postponement of it at which the Plan is voted on) receive the necessary approvals under the Corporations Act and in accordance with applicable Law.

(c)	Listing of Coeur Shares: permission for listing of Coeur Shares on the TSX and NYSE to be issued as part of the Plan Consideration, being granted by 8.00 am on the Effective Date (any such approval may be subject to customary conditions and to the Plan becoming Effective).

(d)	Court approval: The Court approves the Plan in accordance with the Corporations Act either unconditionally or on conditions that are customary or usual.

(e)	Restraints: No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction is in effect at the Effective Time.

(f)	Coeur Material Adverse Change: No Coeur Material Adverse Change has occurred after the date hereof and is continuing at the Effective Time.

(g)	Palmarejo Material Adverse Change: No Palmarejo Material Adverse Change has occurred after the date hereof and is continuing at the Effective Time.

(h)	Coeur Prescribed Occurrence: No Coeur Prescribed Occurrence has occurred after that date hereof and prior to the Effective Time.

(i)	Palmarejo Prescribed Occurrence: No Palmarejo Prescribed Occurrence has occurred after the date hereof and prior to the Effective Time.

(j)	Coeur representations: No representation given by Coeur under clause 7.1 has become materially incorrect at the Effective Time.

(k)	Palmarejo representations: No representation given by Palmarejo under clause 7.3 has become materially incorrect at the Effective Time.

(l)	Coeur Shareholder approval: Before the Plan Meeting, the Coeur Shareholders shall have passed the Coeur Resolutions at the Coeur Meeting by the requisite majorities under applicable Law and the rules and regulations of the NYSE and the TSX.

(m)	Continuous disclosure by Palmarejo: Between the date of this agreement and the Effective Time, Coeur does not become aware of any matter, event, action or circumstance:
(1)	that would be a Palmarejo Material Adverse Change;
(2)	in respect of which Palmarejo has not complied with its continuous disclosure obligations under applicable Law at any time; and

(3)	which was not previously disclosed to Coeur.
(n)	Continuous disclosure by Coeur: Between the date of this agreement and the Effective Date, Palmarejo does not become aware of any matter, event, action or circumstance:
(1)	that would be a Coeur Material Adverse Change;
(2)	in respect of which Coeur has not complied with its continuous disclosure obligations under applicable Law at any time; and

(3)	which was not previously disclosed to Palmarejo.

(o)	Palmarejo Directors’ recommendation: Between the date of this agreement and the Plan Meeting, no director of Palmarejo changes or withdraws his recommendation to Palmarejo Shareholders to vote in favour of the Plan.
(p)	Coeur Directors’ recommendation: Between the date of this agreement and the Coeur Meeting, the Coeur Board shall not change or withdraw its recommendation to Coeur Shareholders to vote in favour of the Coeur Resolutions.
(q)	Approvals and consents: any required licences, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the Plan are obtained or the expiry of all applicable waiting periods.
(r)	Dissent rights: the aggregate number of Palmarejo Shares in respect of which dissent rights shall have been properly exercised in connection with the Plan shall not exceed 10% of the outstanding Palmarejo Shares.
3.2	Inter-conditionality of Plan and Bolnisi Scheme

The parties acknowledge and agree that the Plan will be subject to and conditional upon the proposed scheme of arrangement involving Bolnisi becoming effective under Australian law.
3.3	Commercially reasonable endeavours

Palmarejo and Coeur must each use all commercially reasonable endeavours to procure that:
(a)	each of the conditions precedent in clause 3.1 is satisfied as soon as practicable after the date of this agreement;
(b)	there is no occurrence within the control of Palmarejo or Coeur or their subsidiaries that would prevent the conditions precedent in clause 3.1 being satisfied (as the context requires); and
(c)	each of Palmarejo and Coeur give a certificate to the other at the Effective Time evidencing which conditions precedent in clause 3.1 have been satisfied or waived.
A draft of such certificate shall be provided by each party to the other party by 5:00 p.m. on the Business Day prior to the Effective Date.
3.4	Waiver of conditions precedent
(a)	The conditions precedent in clauses 3.1(g), 3.1(i), 3.1(k), 3.1(m), 3.1(o) and 3.1(r) may only be waived by Coeur in writing.
(b)	The conditions precedent in clauses 3.1(f), 3.1(h), 3.1(j), 3.1(n) and 3.1(p) may only be waived by Palmarejo in writing.
(c)	The conditions precedent in clauses 3.1(q) and 3.2 are for the benefit of each party and any breach or non-fulfilment of any of those conditions precedent may only be waived by agreement in writing between the parties.
(d)	The conditions precedent in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) and 3.1(l) cannot be waived.
(e)	If under this clause, a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this agreement that resulted in the breach or non-fulfilment of the condition precedent.

3.5	Consultation on failure of condition precedent
(a)	Consultation: If:
(1)	any event occurs which would prevent any of the conditions precedent in clause 3.1 or 3.2 being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in this agreement for its satisfaction; or
(2)	the Plan has not become Effective by the End Date,
the parties agree to use all commercially reasonable efforts to co-operate and to take all actions proper and advisable under applicable Law to consummate the Transaction on the terms consistent with this agreement.

(b)	Termination: If the parties are unable to reach agreement under clause 3.5(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived as provided in clause 3.4, either party may terminate this agreement without, except as otherwise provided in this agreement, any liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Plan to become Effective, arises out of a breach by the terminating party of clause 5 or this clause 3.
3.6	Certain notices
(a)	Notice of failure of condition precedent:
(1)	If, before the time specified for satisfaction of a condition precedent, any event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.
(2)	If the notice in clause 3.6(a)(1), relates to a condition precedent in clauses 3.1(g), 3.1(i), 3.1(k), 3.1(m) or 3.1(o), Coeur must give written notice to Palmarejo as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.
(3)	If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(f), 3.1(h)or 3.1(j), 3.1(n) or 3.1(p) Palmarejo must give written notice to Coeur as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.
(b)	Waiver: A waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:
(1)	a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.
(c)	Notice of changes: Palmarejo and Coeur must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:
(1)	a representation or warranty provided in this agreement to be false;
(2)	a breach or non-fulfilment of any of the conditions precedent; or
(3)	a material breach of this agreement.
3.7	Regulatory approval

For the purposes of clause 3.1(a), a Regulatory Approval will be regarded as having been obtained, even though a condition has been attached to that Regulatory Approval, if the parties agree in writing to treat the approval as having been obtained.
3.8	Tax Matters

The parties intend that the Transaction shall constitute a qualified stock purchase within the meaning of section 338 of the Internal Revenue Code of 1986, as amended.
4	Plan
4.1	Plan

Palmarejo covenants to pursue the Plan, under which all of the Palmarejo Shares (other than the Excluded Shares) will be transferred to Canadian Bidco in consideration for the Plan Consideration and otherwise in accordance with the Plan, and under which holders of Warrants and Options will, in accordance with their terms, be entitled to receive upon the exercise of such securities, in lieu of each Palmarejo Share to which such holders would have been entitled upon such exercise, the Plan Consideration.
4.2	Plan consideration
(a)	Subject to this clause 4.2, Coeur covenants to Palmarejo that in consideration of the transfer to Canadian Bidco of each Plan Share under the terms of the Plan, Coeur will cause Canadian Bidco to accept such transfer and provide the Plan Consideration to the Plan Shareholders in accordance with the terms of the Plan.
(b)	Subject to customary provisions which address share splitting or division in an attempt to obtain advantage by reference to rounding, any fractional entitlement of a Palmarejo Shareholder to a Coeur Share as part of the Plan Consideration will be rounded up in the case of any entitlement to half or more of a Coeur Share or otherwise rounded up or down to the nearest whole number of Coeur Shares. Any fractional entitlement of a Palmarejo Shareholder to a cent will be rounded up in the case of any entitlement to half of a cent or otherwise rounded up or down to the nearest cent; provided that if a Palmarejo Shareholder is entitled to less than one cent, such Palmarejo Shareholder shall be entitled to receive one cent.

(c)	Where a Palmarejo Shareholder is an Ineligible Overseas Shareholder in relation to the issue of Coeur Shares, the number of Coeur Shares to which the Palmarejo Shareholder would otherwise be entitled under the Plan will be issued to a nominee appointed by agreement between Palmarejo and Coeur who will sell those Coeur Shares as soon as practicable and in any event not more than 28 days after the Effective Date (at the risk of that Ineligible Overseas Shareholder) and remit to Palmarejo the proceeds received, after deducting any applicable brokerage, costs, taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights in relation to Coeur Shares under the Plan.
4.3	Status of Coeur Shares

The Coeur Shares to be issued by Coeur as part of the Plan Consideration will rank pari passu with all existing Coeur Shares then outstanding and will be fully-paid and issued free from any mortgage, charge, lien, encumbrance or other security interest.

The Coeur Shares will be issued pursuant to an exemption from the prospectus requirements of Canadian securities Law and from the registration requirements provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “1933 Act”). In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Coeur Shares in accordance with the Plan from the registration requirements of the 1933 Act, then Coeur shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Coeur) in order to register such Coeur Shares and shall use all commercially reasonable efforts to cause such registration statement to become effective at or prior to the Effective Date. Palmarejo acknowledges that the Coeur Shares issued to “affiliates” (as defined under Rule 144 of the 1993 Act) of Palmarejo may be resold in the manner permitted under Rules 145(c) and (d) and Regulation S of the 1933 Act.
4.4	Withholding Rights

Coeur and Palmarejo shall each be entitled to deduct and withhold from any Plan Consideration otherwise payable pursuant to the terms of this agreement and the Plan such amounts as it is required or permitted to deduct and withhold with respect to such payment under the tax Laws of any jurisdiction in accordance with the Plan.
5	Steps for implementation
5.1	Obligations of both parties

Without limiting the general nature of clauses 3.1 to 3.5, each party covenants to:
(a)	Regulatory Approvals:
(1)	promptly apply for all relevant Regulatory Approvals specified in clause 3.1(a) and provide to the other a copy of all those applications;
(2)	take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time and taking or agreeing to take any action or agreeing to any limitation; and
(3)	provide the other party with all information reasonably requested in connection with the applications for Regulatory Approval,

but neither party is required to take any action which would require the divestiture of material assets of Palmarejo or Coeur and their subsidiaries.
(b)	Timing: consult with each other regularly in relation to:
(1)	the schedule for performing their respective obligations within the overall framework set by the Timetable; and
(2)	the need to adjust the Timetable.
(c)	Warrants and Options:
(1)	negotiate in good faith and use all commercially reasonable efforts to implement arrangements to afford holders of Options and Warrants the benefits similar to those to which they are currently entitled in a manner that would be tax-efficient for all the holders thereof and no less beneficial to Coeur and Palmarejo from a tax perspective or otherwise, provided that the implementation of such arrangements does not result in incremental costs to Coeur (other than professional fees and similar costs associated with the implementation of the arrangements) or delay the Transaction, and provided further that the Options and Warrants will not represent a right to receive shares in the capital of Palmarejo after consummation of the Transaction; and
(2)	negotiate in good faith to determine the manner in which to ensure that the Coeur Shares issuable upon exercise of the Options and Warrants are not “restricted” securities, as defined under Rule 144 of the 1933 Act and comparable Canadian securities laws; but subject to the restrictions imposed by Rule 145 of the 1933 Act.
5.2	Palmarejo’s obligations

Palmarejo covenants to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Plan on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular, but not limited to the foregoing, Palmarejo covenants to:
(a)	Recommendation of the Plan: state when the Transaction is announced that, as of that date (i) the Special Committee of Palmarejo, after consultation with its financial and legal advisors, has unanimously recommended that the Palmarejo Board approve the Transaction and recommend that Palmarejo Shareholders vote in favour of the Plan, and (ii) as of that date, the Palmarejo Board, after consultation with its financial and legal advisors, has determined unanimously that the Transaction is fair from a financial point of view to the Plan Shareholders and is in the best interests of Palmarejo and has resolved unanimously to recommend to the Palmarejo Shareholders that they vote their Palmarejo Shares in favour of the Plan;
(b)	Preparation of Plan Circular: as soon as reasonably practicable after the date of this agreement, prepare the Plan Circular in accordance with all applicable Law (and in particular with the Corporations Act), in consultation with Coeur as to the content and presentation of the Plan Circular. This consultation must include obtaining Coeur’s consent, acting reasonably, to the inclusion of the Coeur Information, and is subject to clause 5.4.
(c)	Palmarejo to provide Plan Circular: as soon as reasonably practicable after Palmarejo has completed the preparation of the final form of the Plan Circular, forward a copy to Coeur.
(d)	Palmarejo Information: prepare and provide to Coeur in reasonable time the Palmarejo Information for inclusion in the Coeur Proxy Statement, updated by all such further or new information which may arise after the Coeur Proxy Statement has been dispatched until the date of the Coeur Meeting which is necessary to ensure that the Palmarejo Information is not misleading or deceptive in any material respect (whether by omission or otherwise) and otherwise complies with applicable Law.
(e)	Meeting of directors of Palmarejo: as soon as reasonably practicable after preparation of the final form of the Plan Circular, convene a meeting of the Palmarejo Board (or a sub-committee of it) for the purpose of approving the Plan Circular and the mailing thereof.

(f)	Court direction: apply to the Court for an interim order providing for, among other things, (i) the persons to whom notice is to be provided in respect of the Plan and the Plan Meeting and the manner in which such notice is to be provided, (ii) subject to approval of the Court, the requisite approval for the resolution approving the Plan shall be 66 2/3% of the votes cast on that resolution by Palmarejo Shareholders present in person or represented by proxy at the Plan Meeting and a majority of the votes cast on that resolution by Plan Shareholders present in person or represented by proxy at the Plan Meeting, (iii) for the grant of dissent rights on the terms provided in clause 3.1 of the Plan, and (iv) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

(g)	Plan Meeting: convene the Plan Meeting to approve the Plan.
(h)	Palmarejo Shareholder approval: recommend and seek the required approvals of Palmarejo Shareholders for the Plan.

(i)	Court approval: apply to the Court for the Final Order.
(j)	Articles of Arrangement: provided the Final Order is approved, file articles of arrangement and such other documents as may be required under the Corporations Act to give effect to the Plan.
(k)	Access to information: provide to Coeur and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Palmarejo and its subsidiaries for the purpose of implementing the Transaction.
(l)	Palmarejo Prescribed Occurrence: between the date of this agreement and Effective Time, ensure, to the extent that it is within Palmarejo’s control, that a Palmarejo Prescribed Occurrence does not occur.
(m)	Conduct of business: from the date of this agreement up to and including the Effective Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business consistent with past practice, which will be limited in all material respects to the operation of the matters set out in the Project Plan Description, and make all reasonable efforts to:
(1)	keep available the services of their officers and employees; and
(2)	preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Palmarejo and any subsidiary of Palmarejo.
(n)	Consultation: during the period from the date of this agreement to the Effective Date:
(1)	promptly provide to Coeur a copy of the Palmarejo share register as requested by Coeur from time to time; and
(2)	hold regular meetings at the request of Coeur between representatives of Palmarejo and Coeur to discuss material matters relating to Palmarejo and its subsidiaries including, without limitation:
(i)	business performance (including updates as to any material variances in relation to forecasts);

(ii)	issues relating to or arising from any matter set out in Project Plan Description;

(iii)	key personnel issues;

(iv)	risk management and compliance;

(v)	major business developments;

(vi)	exploration or resource estimate updates;

(vii)	environmental and permit matters; and

(viii)	community relations.
(o)	Release of third party obligations: ensure, and use its best efforts to procure that Palmarejo and its subsidiaries ensure, that no third parties are released from any obligations (including but not limited to any standstill obligations) contained in any confidentiality agreement(s) between Palmarejo or any of its subsidiaries and such third parties and that Palmarejo and its subsidiaries shall use all reasonable endeavours to enforce their rights against third parties under such agreements.
(p)	Assistance: provide any assistance or information reasonably requested by Coeur in connection with the preparation of any document required in order to facilitate the Plan and any reorganization or other transaction involving Palmarejo and/or any of its subsidiaries that Coeur may choose to implement on or after the Effective Time.
(q)	Review of Coeur Proxy Statement: as soon as practicable after delivery, review the drafts of the Coeur Proxy Statement prepared by Coeur and provide comments in good faith.
5.3	Coeur’s obligations

Coeur covenants to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Plan on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular Coeur must:
(a)	Recommendation of the Plan: state when the Transaction is announced that, as of that date the Coeur Board, after consultation with its financial and legal advisors, has unanimously approved the Transaction and recommends that Coeur Shareholders vote in favour of the Coeur Resolutions.
(b)	Preparation of Coeur Proxy Statement: as soon as reasonably practicable after the date of this agreement, prepare the Coeur Proxy Statement in accordance with all applicable Law, in consultation with Palmarejo as to the content and presentation of the Coeur Proxy Statement. This consultation must include obtaining Palmarejo’s consent, acting reasonably, to the inclusion of the Palmarejo Information, and is subject to clause 5.4.
(c)	Coeur to provide Coeur Proxy Statement: as soon as reasonably practicable after Coeur has completed the preparation of the final form of the Coeur Proxy Statement, forward a copy to Palmarejo.

(d)	Coeur Meeting: convene the Coeur Meeting to approve the Coeur Resolutions.
(e)	Coeur Shareholder approval: recommend and seek the required approval of Coeur Shareholders for the Coeur Resolutions.

(f)	Coeur Information: prepare and provide to Palmarejo in reasonable time the Coeur Information for inclusion in the Plan Circular, updated by all such further or new information which may arise after the Plan Circular has been dispatched until the date of the Plan Meeting which is necessary to ensure that the Coeur Information is not misleading or deceptive in any material respect (whether by omission or otherwise) and otherwise complies with applicable Law.
(g)	Assistance: provide any assistance or information reasonably requested by Palmarejo in connection with the preparation of the Plan Circular and any other document to be sent to Palmarejo Shareholders in order to facilitate shareholder approval of the Plan.
(h)	Meeting of directors of Coeur: as soon as reasonably practicable after the preparation of the final form of the Plan Circular, convene a meeting of the Coeur Board (or a sub-committee of it) for the purpose of approving those sections that comprise the Coeur Information.
(i)	Listing of Coeur Shares: use all commercially reasonable endeavours to procure that the Coeur Shares to be issued as part of the Plan Consideration are approved for listing on the TSX and NYSE, subject to the condition that the shares are issued, with effect from the Business Day following the Effective Date.
(j)	Access to information: provide to Palmarejo and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Coeur and its subsidiaries for the purpose of implementing the Transaction.
(k)	Coeur Prescribed Occurrence: between the date of this agreement and the Effective Time, ensure to the extent that it is within Coeur’s control, that a Coeur Prescribed Occurrence does not occur.
(l)	Conduct of business: from the date of this agreement up to and including the Effective Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which requires that Coeur does not make any acquisitions, disposals or capital expenditure or incur any indebtedness, in excess of US$200 million, and make all reasonable efforts to:
(1)	keep available the services of their officers and employees; and
(2)	preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Coeur and any subsidiary of Coeur.
(m)	Review of Plan Circular: as soon as reasonably practicable after delivery, review the drafts of the Plan Circular prepared by Palmarejo and provide comments in good faith.
(n)	Plan Consideration: if the Plan becomes effective, cause the payment of the Plan Consideration in the manner and amount contemplated by clause 4 on the Effective Date.
5.4	Disagreement on content of Plan Circular and/or Coeur Proxy Statement

If the parties disagree on the form or content of the Plan Circular or Coeur Proxy Statement (as applicable):
(a)	they will consult in good faith to try to settle an agreed form of the Plan Circular or Coeur Proxy Statement (as applicable); and
(b)	failing agreement within 5 Business Days, the dispute will be referred to the chair of the Special Committee of Palmarejo and the chief executive officer of Coeur. If within 5

Business Days of such referral there is still no agreement between the parties, Palmarejo will determine the final form and content of the Plan Circular and Coeur will determine the final form and content of the Coeur Proxy Statement.
5.5	Appointment of directors

On the Effective Date, and from time to time thereafter, Coeur shall be entitled to designate the persons comprising the Palmarejo Board, and any committees thereof, and Palmarejo covenants to cooperate with Coeur, subject to applicable Laws, and to exercise all commercially reasonable efforts to obtain the resignation of any then incumbent directors effective on the Effective Date and facilitate Coeur’s designees to be appointed to the Palmarejo Board.
5.6	Insurance and Indemnification

For the period from the Effective Time until six years after the Effective Date, Coeur will cause to be maintained for the benefit of directors and officers of Palmarejo at or prior to the Effective Date, directors’ and officers’ insurance covering claims made prior to or within six years after the Effective Date on terms not materially less favourable to those directors and officers as the policy maintained at the date of this agreement by Palmarejo; provided that neither Coeur nor Palmarejo will be required, in order to maintain such insurance, to pay an annual premium in excess of 250% of the existing policies on the date hereof and, if equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of 250% of the annual premiums on the date hereof, only as much coverage as can be obtained for premiums equal to 250% of the annual premiums on the date hereof need be put in place. Coeur’s obligation to maintain such insurance shall be subject to the condition that it remains available to Palmarejo or a successor on commercially reasonable terms. Alternatively, Coeur may purchase or cause to be purchased, as an extension to Palmarejo’s current insurance policies, pre-paid non-cancellable run-off directors’ and officers’ liability insurance providing coverage on terms that are comparable to Palmarejo’s current policies for the persons covered by such policies (and such policy as may be obtained for premiums not exceeding 250% of the premiums of the policies maintained by Palmarejo on the date hereof). From and after the Effective Date, Coeur shall, and shall cause Palmarejo or its successor to, indemnify the current and former directors and officers of Palmarejo to the fullest extent to which it is permitted to do so under its constating documents, applicable Laws and contracts of indemnity.
6	Termination
6.1	Termination

Without prejudice to any other rights of termination under this agreement:
(a)	either party may terminate this agreement by written notice to the other party at any time before the Effective Time if:
(1)	the other party is in material breach of any provision of this agreement, the party wishing to terminate has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at the Effective Time) from the time the notice is given;
(2)	a court of competent jurisdiction (whether foreign or Canadian ) or Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(3)	the other party breaches its obligations under clause 11; or
(4)	if any of the events for which the Break Fee is payable occurs, then upon payment of the Break Fee.
(b)	Coeur may terminate this agreement by written notice to Palmarejo at any time before the Effective Time if:
(A)	at the Plan Meeting or any adjournment or postponement of it at which the Plan is voted on, the Plan is not approved by 10 Business Days before the End Date by the requisite majorities of Palmarejo Shareholders required under the Corporations Act and applicable Law;

(B)	any member of the Palmarejo Board withdraws or changes his recommendation in relation to the Plan for any reason; or

(C)	a Palmarejo Material Adverse Change or a Palmarejo Prescribed Occurrence takes place.
(c)	Palmarejo may terminate this agreement by written notice to Coeur at any time before the Effective Time if:
(A)	at the Coeur Meeting or any adjournment or postponement of it at which the Coeur Resolutions are voted on, the Coeur Resolutions are not approved by 15 Business Days before the End Date by the requisite majorities of Coeur Shareholders required under applicable Law;

(B)	the Coeur Board withdraws or changes its recommendation in relation to the Coeur Resolutions for any reason; or

(C)	a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.
6.2	Effect of termination

If this agreement is terminated by either Palmarejo or Coeur under clause 3 or this clause 6, except to the extent that the termination results from a breach by either party of its obligations under this agreement, this agreement will become void and have no effect, without any liability or obligation on the part of Palmarejo or Coeur, other than the provisions of clauses 7.5, 7.6, 10, 12, 14 and 15.5, which will remain in force after termination.
6.3	Breach of representations and warranties

Despite any other provision of this agreement, a breach of the representations, warranties and undertakings given by Coeur in clause 7.1 or given by Palmarejo in clause 7.3 will not entitle Coeur or Palmarejo (as the case may be) to terminate this agreement unless such breach results in or discloses anything which could amount to a Coeur Material Adverse Change or a Palmarejo Material Adverse Change (as the case may be) or which could lead to criminal liability or material civil liability under Canadian or United States laws or regulations.

7	Representations and warranties

7.1	Coeur’s representations and warranties

Coeur represents and warrants to Palmarejo each of the matters set out in Schedule 3 (and acknowledges that Palmarejo is relying on such representations and warranties in entering into this agreement and completing the Transaction).

7.2	Coeur’s indemnity

Coeur agrees with Palmarejo to indemnify Palmarejo and its directors, officers and Representatives against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Palmarejo or any of its directors, officers or Representatives suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.1.

7.3	Palmarejo’s representations and warranties

Palmarejo represents and warrants to Coeur each of the matters set out in Schedule 2 (and acknowledges that Coeur is relying on such representations and warranties in entering into this agreement and completing the Transaction).

7.4	Palmarejo’s indemnity

Palmarejo agrees with Coeur to indemnify Coeur, Fairview and Canadian Bidco and their directors, officers and Representatives from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Coeur, Fairview or Canadian Bidco or any of their directors, officers or Representatives suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.3.

7.5	Survival of representations and warranties

Each representation, warranty and undertaking in clauses 7.1 and 7.3:
(a)	is severable;

(b)	survives the termination of this agreement; and

(c)	is given with the intention that liability under it is not confined to breaches which are discovered before the date of termination of this agreement.
7.6	Survival of indemnities

Each indemnity in this agreement (including those in clauses 7.2 and 7.4):
(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this agreement; and

(d)	survives the termination of this agreement.

8	Palmarejo Information

8.1	Availability of information
(a)	Palmarejo will make available promptly to Coeur all information reasonably requested by Coeur and will provide access to Coeur and its advisers who reasonably require access to that information provided that nothing in this clause 8.1 requires Palmarejo to provide to Coeur information:
(i)	concerning Palmarejo’s consideration of the Transaction;

(ii)	concerning Palmarejo’s assessment of Coeur;

(iii)	which the law prohibits Palmarejo from disclosing; or

(iv)	which is the subject of confidentiality obligations owed by Palmarejo to third parties.
(b)	Palmarejo will respond to all reasonable Coeur inquiries, including management interviews and the review of management papers and documents.
8.2	Third party rights
(a)	If clause 8.1(a)(iv) applies to particular information, Palmarejo must use reasonable endeavours to obtain any necessary third party consents to enable the information to be disclosed to Coeur and its advisors.

(b)	Coeur will give any reasonable undertakings as to confidentiality which are required in order to facilitate the obtaining of consents as contemplated by clause 8.2(a).
9	Public announcement

9.1	Announcement of Plan

As soon as practicable after the execution of this agreement, Palmarejo and Coeur must issue public announcements including a unanimous recommendation by the directors of Palmarejo to Palmarejo Shareholders that the Plan be approved, and including a unanimous recommendation by the directors of Coeur to the Coeur Shareholders that the Coeur Resolutions be approved.

9.2	Public announcement and submissions
(a)	Subject to clause 9.3 no public announcement in connection with any Transaction Document or the Plan may be made other than in a form approved by both parties.

(b)	No submission for any Regulatory Approval under this agreement may be made by one party without reasonable consultation with the other party.

(c)	Each party must use all reasonable endeavours to provide the approval and constructively participate in the consultation contemplated by clauses 9.2(a) and (b) as soon as practicable.

9.3	Required disclosure

If a party is required by Law to make any announcement or disclosure relating to matters the subject of this agreement prior notice must be given to the other party and the party must consult to the fullest extent reasonably practical with the other party regarding the form and content of the announcement or disclosure.

10	Confidentiality

10.1	Confidentiality obligations

Subject to clause 10.2, each party:
(a)	acknowledges that the Confidential Information is secret, confidential and valuable to the other party;

(b)	must not, without the other party’s prior written consent, directly or indirectly, disclose or publish the Confidential Information otherwise than in accordance with the terms of this agreement;

(c)	must not at any time use the Confidential Information other than for the purposes of this agreement, and must not permit, assist or allow a third party to use the Confidential Information;

(d)	must do all things reasonably necessary to safeguard the confidentiality of the Confidential Information from unauthorised use, access or copying;

(e)	may only disclose the Confidential Information to its Related Persons who:
(1)	have a specific need to have access to the Confidential Information for the purpose of enabling the party to perform its obligations under this agreement; and

(2)	are made aware of the confidential nature of the Confidential Information and the existence and terms of this clause; and
(f)	must, on request of the other party, return any Confidential Information provided by that party except for any Confidential Information forming part of the minutes or board records of the party receiving the Confidential Information.
10.2	No breach
(a)	A party is not liable for breaching its confidentiality obligations in this agreement if:
(1)	it complies with a court order or other legal requirement to disclose any of the Confidential Information;

(2)	the Confidential Information is in the public domain other than as a result of a breach of this agreement by the party;

(3)	the Confidential Information is rightfully known to or in the possession or control of a party and not subject to an obligation of confidentiality on that party; or

(4)	the Confidential Information is independently developed by a party.

(b)	Where disclosure is required by court order or other legal requirement, the disclosing party must:
(1)	disclose only the minimum Confidential Information required to comply with that requirement; and

(2)	give the other party prompt written notice of that disclosure requirement to enable the other party to take appropriate steps to safeguard its interests.
10.3	Termination of previous confidentiality agreement

Each party agrees that the other party is irrevocably released from all obligations and liabilities owed to the first party under the confidentiality agreement between each of the parties and Bolnisi dated 17 November 2006.

10.4	Survival of obligations

The rights and obligations of the parties under this clause 10 survive termination of this agreement.

11	Exclusivity

11.1	Exclusivity

Subject to the remainder of this clause, during the Exclusivity Period, Palmarejo and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:
(a)	directly or indirectly solicit, encourage, initiate or invite any enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b)	initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c)	communicate to any person an intention to do any of the things referred to in clauses 11.1(a) or (b).
11.2	Notification of approaches
(a)	Subject to the remainder of this clause, during the Exclusivity Period, Palmarejo or Coeur must notify the other party if:
(1)	it receives:
(A)	any approach, inquiry or proposal made to, and any attempt or any intention on the part of any person to initiate or continue any negotiations or discussions with, Palmarejo or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise; or

(B)	any request for information relating to Palmarejo or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Palmarejo or Coeur or any of their subsidiaries, which Palmarejo or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal;
(2)	any breach of this clause 11; or

(3)	its Representatives provide any information relating to Palmarejo or Coeur (as the case may be) or any of their subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal.
(b)	A notice given under this clause 11.2 must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to in clause (a)(1)(B), and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known).

(c)	Without limiting the obligations under clauses 11.2(a) and (b), Palmarejo or Coeur (as applicable) must give notice of the matters set out in clause (b) at least 48 hours before the Palmarejo Board or Coeur Board (as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve a Third Party Proposal.
11.3	Equal access to information

Where Palmarejo or Coeur or any of the Representatives provides any information relating to Palmarejo or Coeur any of their subsidiaries or any of its businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal, it must promptly provide Coeur or Palmarejo a complete copy of that information.

11.4	Normal provision of information

Nothing in this clause 11 prevents a party or its Representatives from:
(a)	providing information to its Representatives;

(b)	providing information required to be provided by law, a court of competent jurisdiction (whether foreign or Canadian) or any Regulatory Authority; or

(c)	making presentations to brokers, portfolio investors and analysts in the ordinary and usual course of business.
Notwithstanding this clause 11, a party may provide a copy of the joint news release disclosing this agreement to persons to whom it may be required to provide notice of the transaction contemplated by this agreement.

11.5	Fiduciary carve-out

Clauses 5.2(o), 11.1(b), 11.1(c), 11.2(a) and 11.2(b) do not require Palmarejo or Coeur any of their respective directors to do or refrain from doing any thing with respect to a Third Party Proposal (which was not solicited by the party in breach of clause 11.1 and in respect of which clauses 11.2 and 11.3 were complied with), provided that the Palmarejo Board or Coeur Board (as applicable) has determined in good faith and acting reasonably after taking into account to the extent considered appropriate by such Board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal and after consultation with its financial advisors and external legal counsel that (A) that such Third Party Proposal (i) is reasonably capable of being completed without undue delay, (ii) is on terms and conditions more favourable from a financial point of view to the Palmarejo or Coeur Shareholders (as applicable) than those contemplated by this agreement, and (iii) has committed financing, to the extent required, and (B) failing to take or refrain from taking the proposed action in respect of that Third Party Proposal would likely constitute a breach of the directors’ fiduciary or statutory obligations.

11.6	No current discussions

Each party represents and warrants to the other that, as at the date of this agreement, neither it or any of its Representatives:
(a)	is participating, directly or indirectly, in any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Third Party Proposal; or

(b)	is a party to any agreement, arrangement or understanding with a third party in relation to a Third Party Proposal for it or a possible Third Party Proposal that would prevent it entering into this agreement or complying with its obligations under this agreement.
12	Payment of costs

12.1	Background
(a)	Each party acknowledges that, if Palmarejo and Coeur enter into this agreement and the Plan is subsequently not implemented, they will both incur significant costs.

(b)	Each party has requested that provision be made for the payments outlined in clauses 12.2 and 12.3, without which they would not have entered into this agreement.

(c)	Each party considers that this clause is fair and reasonable and that it is appropriate to agree to the payments referred to in this clause 12 in order to secure the significant benefits to it (and its shareholders) resulting from the Transaction.
12.2	Payment of costs
(a)	If this agreement is terminated or the Plan is not implemented as a result of:
(1)	the non-satisfaction of any conditions precedent in clauses 3.1(b), 3.1(g), 3.1(i), or 3.1(k) or 3.1(m) provided that, immediately before the termination or, if the agreement has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(c), 3.1(e), 3.1(f), 3.1(h), 3.1(j), or 3.1(l) being satisfied;

(2)	Palmarejo not using all commercially reasonable endeavours to cause clauses 3.1(b) or 3.1(d) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3)	any Palmarejo Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Palmarejo;

(4)	a Third Party Proposal for Palmarejo being announced or made before the Effective Date and, within 7 months of the date of this agreement, the person making the Third Party Proposal for Palmarejo acquiring voting power of 50% or more in Palmarejo (other than any such acquisition effected only as a result of a change in ownership of Bolnisi); or

(5)	Palmarejo breaching its obligations under clause 11;
Palmarejo must pay to Coeur the Break Fee to compensate Coeur for the costs and disbursements incurred by Coeur and the time invested by the management and board of Coeur.
(b)	If this agreement is terminated or the Plan is not implemented as a result of:
(1)	the non-satisfaction of the conditions precedent in clauses 3.1(c), 3.1(f), 3.1(h), 3.1(j), 3.1(l) or 3.1(n) provided that, immediately before the termination or, if the agreement has not been terminated when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(e), 3.1(g), 3.1(i) or 3.1(k) from being satisfied;

(2)	Coeur not using all commercially reasonable endeavours to cause clause 3.1(l) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied; or

(3)	Coeur breaching its obligations under clause 11.1 or 11.2.
Coeur must pay to Palmarejo the Break Fee to compensate Palmarejo for the costs and disbursements incurred by Palmarejo and the time invested by the management and board of Palmarejo.
(c)	Since the loss which would actually be incurred by the parties of the kinds referred to in clauses 12.2(a) to 12.2(b) are of such nature that they cannot accurately be ascertained in advance, the Break Fee has been agreed as a genuine and reasonable pre-estimate of the loss which may be suffered by Palmarejo and Coeur respectively.

(d)	Palmarejo must pay Coeur the Break Fee claimed under clause 12.2(a) within 10 Business Days of receipt by Palmarejo of a demand for payment of the Break Fee from Coeur.

(e)	Coeur must pay Palmarejo the Break Fee claimed under clause 12.2(b) within 10 Business Days of receipt by Coeur of a demand for payment of the Break Fee from Palmarejo.
12.3	Compliance with law

This clause 12 imposes obligations on Palmarejo only to the extent that the performance of those obligations would not:
(a)	involve a breach of the fiduciary duties owed by any Palmarejo director; or

(b)	otherwise be unlawful or contravene any court or regulatory order.
12.4	Limitation of liability

Notwithstanding any other provision in this agreement:
(a)	a payment under this clause 12 represents the sole and absolute liability of the parties under or in connection with the occurrence of any of the events or circumstances referred to in clauses 12.2(a) to 12.2(b) and no further claims for damages, fees, expenses or reimbursements of any kind will be payable by a party which has paid the Break Fee in connection with the occurrence of any such events or circumstances; and

(b)	the sum of the Break Fee represents the maximum liability of each party to the other under or in connection with this agreement, including any breach of it or the representations and warranties herein.
13	Conduct of Court proceedings
(a)	Palmarejo and Coeur are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This agreement does not give Palmarejo or Coeur any right or power to give undertakings to the Court for or on behalf of the other party without that party’s consent.

(c)	Palmarejo and Coeur must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this agreement.
14	Costs and expenses

14.1	Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of this agreement and the Plan.

15	General

15.1	No representation or reliance
(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)	Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

(c)	Each party acknowledges and confirms that clauses 15.1(a) and (b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with the ASIC, ASX, NYSE, TSX, TSXV, SEC or the CSA
15.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

15.3	Consents

Any consent referred to in, or required under, this agreement from any party may not be unreasonably withheld, unless this agreement expressly provides for that consent to be given in that party’s absolute discretion.

15.4	Notices

Any communication under or in connection with this agreement:
(a)	must be in writing;

(b)	must be addressed as shown below:
Palmarejo

Name:	James Crombie

Address:	5300 Commerce Court West,
199 Bay Street, Toronto, Ontario M5L 1B9

Fax no:	450-677-2601

Coeur

Name:	Company Secretary

Address:	505 Front Ave, Coeur d’Alene, Idaho 83814

Fax no:	+ 1 (208) 667 2213
(or as otherwise notified by that party to the other party from time to time);
(c)	must be signed by the party making the communication or by a person duly authorised by that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 15.4(b); and

(e)	is regarded as received by the addressee:
(1)	if sent by prepaid post, on the third Business Day after the date of posting to an address within Canada, and on the fifth Business Day after the date of posting to an address outside Canada;

(2)	if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3)	if delivered by hand, on delivery at the address of the addressee as provided in clause 15.4(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.
15.5	Governing law and jurisdiction
(a)	This agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario and courts competent to hear appeals from those courts.
15.6	Waivers
(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)	Any waiver or consent given by any party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.
15.7	Variation

This agreement may only be varied by a document signed by or on behalf of each of the parties.

15.8	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

15.9	Further action

Each party will do all things and execute all further documents necessary to give full effect to this agreement.

15.10	Entire agreement

This agreement supersedes all previous agreements, including (in respect of the obligations owed by the parties to each other) the confidentiality agreement between each of the parties and Bolnisi dated 17 November 2006 in respect of its subject matter and embodies the entire agreement between the parties.

15.11	Counterparts
(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

Schedule 1
Timetable

Date	Action	Comment
May 3	Sign Merger Implementation Agreement

June 18, 2007	First Court hearing for interim order	Concurrent with first Bolnisi court hearing

June 25, 2007	Mail and file notice of meeting and Plan Circular	Concurrent with Bolnisi mailing

July 25, 2007	Plan Meeting to approve Plan	Concurrent with Bolnisi meeting

August 15, 2007	Second Court hearing for final order

August 20, 2007	File Articles of Arrangement	Articles to be filed to be effective immediately after Bolnisi scheme becoming effective

August 20, 2007	Plan becomes effective

Schedule 2
Except as disclosed in the Public Disclosure Documents filed prior to the date hereof:
(a)	Organization, Standing and Corporate Power. Each of Palmarejo and each of its subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Palmarejo and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Palmarejo has filed on SEDAR complete and correct copies of its Articles of Incorporation and By-Laws and the certificates of incorporation and by-laws or comparable organization documents of the subsidiaries of Palmarejo, in each case as amended to the date of this agreement. Palmarejo is not in violation of any provision of its Articles of Incorporation or By-Laws, and no Subsidiary of Palmarejo is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents.

(b)	Palmarejo Subsidiaries. Each Subsidiary of Palmarejo and the ownership or interest therein of Palmarejo is set forth in the Public Disclosure Documents. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Palmarejo, by another Subsidiary of Palmarejo or by Palmarejo and another Subsidiary of Palmarejo, free and clear of all pledges, claims, liens, charges, mortgages, deeds of trust, net profit interests, net smelter returns, royalties, overriding royalty interests, other payments out of production, other burdens, security interests and other encumbrances of any kind or nature whatsoever held by third parties (collectively, “Liens”). Except for the capital stock of the subsidiaries of Palmarejo, Palmarejo does not own, directly or indirectly, any capital stock or other ownership interest in any person.

(c)	Capitalization. The authorized capital (the “Authorized Capital”) and issued capital of Palmarejo is as set out in the recitals to this agreement. Except as set forth in the recitals, there are no shares of capital stock or other voting securities of Palmarejo issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of Palmarejo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Palmarejo must vote. Except as set forth above, as of the date of this agreement, there are not any options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, “Options”) to which Palmarejo or any of its subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Palmarejo or any of its subsidiaries, or obligating Palmarejo or any of its subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Palmarejo or any of its subsidiaries or obligating Palmarejo or any of its subsidiaries to issue, grant, extend or enter into any such Options. All shares of Palmarejo’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this §(c) have been in compliance with all Laws. A schedule setting forth the names of, and the number of Palmarejo Options (including the number of shares issuable upon exercise of Palmarejo Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of Palmarejo Options. The average exercise price for outstanding Palmarejo Options is indicated in the Palmarejo financial statements for the year ended June 30, 2006.

Palmarejo has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity. As of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Palmarejo or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Palmarejo or any of its subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Palmarejo or any other person. Without limiting the generality of the foregoing, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Palmarejo or any of its subsidiaries.

(d)	Authority; Non-Contravention. Palmarejo has all requisite corporate power and corporate authority to enter into this agreement and, subject to the Shareholder Approval, to consummate the Transaction and to perform its obligations under this agreement. The Palmarejo Board, upon the recommendation of the Special Committee of the Palmarejo Board (comprised of the independent directors), has approved this agreement and the Transaction and has resolved to recommend to the Palmarejo Shareholders that the Palmarejo Shareholders give the Shareholder Approval. The execution and delivery of this agreement by Palmarejo and the consummation by Palmarejo of the Transaction have been duly authorized by all necessary corporate action on the part of Palmarejo, subject to the Shareholder Approval. No other corporate proceedings on the part of Palmarejo or any of its subsidiaries are necessary to authorize this agreement and, subject to the Shareholder Approval, the Transaction. This agreement has been duly executed and delivered by Palmarejo and constitutes a valid and binding obligation of Palmarejo, enforceable by Coeur against Palmarejo in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. The execution and delivery of this agreement does not, and the consummation of the Transaction and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Palmarejo or any of its subsidiaries under, (i) the Articles of Incorporation or By-laws of Palmarejo or the comparable organization documents of any of its subsidiaries; (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding whether oral or written (a “Contract”), to which Palmarejo or any of its subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Palmarejo or any of its subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority, is required by or with respect to Palmarejo or any of its subsidiaries in connection with the execution and delivery of this agreement by Palmarejo or the consummation by Palmarejo of the Transaction, except for (i) the filing with the applicable securities Regulatory Authorities of the Plan Circular, (ii) any approvals required by the Interim Order and the Final Order, (iii) filings with the Director under the Corporations Act, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in §(d) of the Disclosure Statement. Each of Palmarejo and its subsidiaries possesses all certificates, franchises, licenses, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued to or granted by Regulatory Authorities or other third parties (collectively, “Permits”), including pursuant to any Environmental Law, necessary to own, lease and/or operate its properties and to conduct its business as such business is currently conducted or is expected to be conducted immediately following completion of the Transaction. (i) All such Permits are validly held by Palmarejo or its subsidiaries, and Palmarejo and its subsidiaries have complied in all material respects with all terms and conditions thereof, (ii) none of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this agreement or the consummation of the Transaction, and (iii) since June 30, 2006, neither Palmarejo nor any of its subsidiaries has received any written notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Regulatory Authority, alleging (A) any violation of such Permit, or (B) that Palmarejo or any of its subsidiaries requires any Permit required for its business as such business is currently conducted, that is not currently held by it.

(e)	Publicly Filed Documents; Undisclosed Liabilities. Palmarejo has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable securities Regulatory Authorities since June 30, 2005 (the “Public Disclosure Documents”). As of its date, each Public Disclosure Document complied in all material respects with the requirements of all applicable securities Laws. None of the Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Public Disclosure Document. The consolidated financial statements of Palmarejo included in the Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the applicable securities Regulatory Authorities with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Palmarejo as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Palmarejo as of June 30, 2006 included in the Filed Palmarejo Public Disclosure Documents, or (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this agreement, Palmarejo does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to be a Palmarejo Material Adverse Change. None of Palmarejo’s subsidiaries is subject to the informational reporting requirements of, or required to file any form or other document with, any securities Regulatory Authority (including any stock exchange).

(f)	Information Supplied. None of the information supplied or to be supplied by Palmarejo or its subsidiaries for inclusion or incorporation by reference in the Plan Circular or any other filings relating to the Transaction made by Coeur pursuant to the Securities Act or the Securities Exchange Act (collectively, the “Coeur Filings”) will, at the date the Plan Circular is first mailed to Palmarejo Shareholders, the Coeur Filings are filed, the Coeur Proxy Statement is first mailed to Coeur Shareholders or at the time of the Coeur Meeting or at the time of the Plan Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Plan Circular and Coeur Filings will comply as to form in all material respects with the requirements of applicable securities Laws, except that no representation or warranty is made by Palmarejo with respect to statements made or incorporated by reference therein based on information supplied by Coeur or Bolnisi for inclusion or incorporation by reference in the Plan Circular or the Coeur Filings.

(g)	Absence of Certain Changes or Events. Except as disclosed in the Public Disclosure Documents filed and publicly available prior to the date of this agreement (the “Filed

Palmarejo Public Disclosure Documents”), since June 30, 2006, Palmarejo has conducted, and caused each of its subsidiaries to conduct, its business only in the ordinary course and:
(i)	there has not been any event, change, effect or development (including any decision to implement such a change made by the Palmarejo Board or any of its subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, would reasonably be expected to be a Palmarejo Material Adverse Change;

(ii)	there has not been, except as provided for in this agreement, any split, combination or reclassification of any Authorized Capital of Palmarejo or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Authorized Capital of Palmarejo;

(iii)	there has not been (A) any granting by Palmarejo or any of its subsidiaries to any officer of Palmarejo or any of its subsidiaries of any increase in or acceleration of compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Palmarejo Public Disclosure Documents, (B) any granting by Palmarejo or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Palmarejo Public Disclosure Documents, or (C) any entry by Palmarejo or any of its subsidiaries into any employment, severance of termination agreement with any such officer;

(iv)	there has not been any change in accounting methods, principles or practices by Palmarejo or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(v)	neither Palmarejo nor any of its subsidiaries has engaged in any action which, if done after the date of this agreement, would violate §3.1(i) of this agreement; and

(vi)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is a Palmarejo Material Adverse Change, has been incurred other than in the ordinary course of business consistent with past practice.
(h)	Disclosure. Palmarejo has not failed to disclose to Coeur in writing any information known to Palmarejo regarding any event, circumstance or action taken or failed to be taken that is a Palmarejo Material Adverse Change. Without limiting the generality of the foregoing:
(i)	except as provided to Coeur, there are no severance and employment agreements with respect to current or former employees of Palmarejo or any of its subsidiaries or any bonus or incentive arrangements with respect to such employees that may require payments as a result of the Transaction;

(ii)	except as disclosed in the financial statements contained in the Filed Palmarejo Public Disclosure Documents, Palmarejo and its subsidiaries do not have liabilities or obligations in excess of the liabilities or obligations reflected or reserved against in those financial statements that, either individually or in the aggregate, are a Palmarejo Material Adverse Change;

(iii)	none of Palmarejo or any of its subsidiaries or any of their properties is the subject to a judgement, order or decree that is a Palmarejo Material Adverse Change; and

(iv)	the data or information made available to Coeur in respect of Palmarejo and its subsidiaries, was complete and, to the knowledge of Palmarejo, correct in all material respects and, did not, at the time it was made available and for the period of and matter to which it relates, and to the knowledge of Palmarejo, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the circumstances.
(i)	Compliance. Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Palmarejo Material Adverse Change, each of Palmarejo and its subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:
(i)	its articles or other organizational documents or by-laws;

(ii)	any Law or Permit applicable to it, its business or operations or by which any of its properties or assets is bound or affected; or

(iii)	any agreement, arrangement or understanding to which it, its business or operations or by which any of its properties or assets is bound or affected.
As of the Effective Date, each of Palmarejo and its subsidiaries has or will have complied with each of its covenants and obligations under this agreement.

(j)	Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Palmarejo or any of its subsidiaries that has, or could reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Palmarejo or any of its subsidiaries, any acquisition of property by Palmarejo or any of its subsidiaries or the conduct of business by any of them as currently conducted (including following the Transaction) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, a Palmarejo Material Adverse Change.

(k)	Contracts. All material contracts to which Palmarejo or any of its subsidiaries is a party are disclosed in the Public Disclosure Documents. All material contracts are valid and binding obligations of Palmarejo or any of its subsidiaries and, to the knowledge of Palmarejo, the valid and binding obligation of each other party thereto except for such contracts which if not so valid and binding would not, individually or in the aggregate, have a Palmarejo Material Adverse Change. Neither Palmarejo nor, to the knowledge of Palmarejo, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal under, any such Contract except such violations or defaults under such contracts, which, individually or in the aggregate, would not be a Palmarejo Material Adverse Change. No approval or consent of any person is needed in order that such Contracts continue in full force and effect following the consummation of the Transaction.

(l)	Tax Matters.
(i)	Palmarejo and each of its subsidiaries has duly filed on a timely basis with the appropriate Regulatory Authorities, all Tax Returns required to be filed for taxable periods ending on or before the Effective Date. All such Tax Returns are true, correct and complete in all material respects. To the best of Palmarejo’s knowledge, no such Tax Return contains any misstatement or omits any statement that should have been included therein. No Tax Return has been amended.

(ii)	The tax liability of Palmarejo and each of its subsidiaries for previous taxation periods is as indicated in its Tax Returns. All Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any Regulatory Authority have been paid. All instalments, assessments and reassessments of which Palmarejo and each of its subsidiaries are aware of or has received notice of and all other Taxes which are due and payable by them, have been paid in full. Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in Palmarejo’s consolidated financial statements are adequate as of the date of Palmarejo’s most recent consolidated financial statements, in accordance with GAAP. No deficiencies for Taxes have been proposed, asserted or assessed against Palmarejo that are not adequately reserved against.

(iii)	No claim has ever been made by or is expected from any Regulatory Authority in a jurisdiction in which Palmarejo or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(iv)	No unresolved assessments, reassessments, audits (to the knowledge of Palmarejo), claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of Palmarejo or any of its subsidiaries. To the knowledge of Palmarejo and each of its subsidiaries, no assessment, reassessment, audit or investigation by any Regulatory Authority is underway, threatened or imminent with respect to Taxes for which Palmarejo or any of its subsidiaries may be liable, in whole or part.

(v)	The Tax Returns of Palmarejo and each of its subsidiaries have been assessed by applicable Regulatory Authorities for all fiscal years up to and including the fiscal year ended June 30, 2006.

(vi)	No election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax liability of Palmarejo or any of its subsidiaries has been filed or entered into and is still effective.

(vii)	There are no Liens for Taxes on the assets of Palmarejo or any of its subsidiaries (other than statutory liens for taxes not yet due and payable).

(viii)	Neither Palmarejo nor any of its subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

(ix)	Palmarejo and each of its subsidiaries have properly withheld and remitted all amounts required to be withheld or remitted (including without limitation, income tax, non-resident withholding tax, Canadian Pension Plan contributions, Unemployment Insurance and Worker’s Compensation premiums) and has paid such amounts due to the Regulatory Authority on a timely basis and in the form required under the appropriate legislation.

(x)	Palmarejo has not been and currently is not required to file any Tax Returns in any jurisdiction outside of Canada.

(xi)	None of Palmarejo’s subsidiaries are resident in Canada for the purposes of the Income Tax Act (Canada).

(xii)	Neither Palmarejo nor any of its subsidiaries has claimed a deduction with respect to an outlay or expense that is unreasonable under the circumstances.

(xiii)	Palmarejo is a registrant for the purposes of the Excise Tax Act (Canada) having registration number 846560878ET0001, and is not a financial institution within the meaning of the Excise Tax Act (Canada). Palmarejo has not made any election under Section 150 of the Excise Tax Act (Canada).

(xiv)	As used in this agreement, the following terms shall have the meaning specified:

“Tax” or “Taxes” shall mean all federal, provincial, municipal, state, local, foreign and other duties, levies, taxes, assessments, reassessments or other government charges of any nature whatsoever, including, without limitation, income, estimated income, capital, land transfer, value-added, business, occupation, franchise, tax under Part III.1 of the Income Tax Act (Canada), property, sales, transfer, use, employment, wage, payroll, commercial rent or withholding taxes, workers compensation levies, customs excise duties, social security and unemployment insurance charges and retirement contributions, including interest, penalties, fines and additions in connection therewith for which Palmarejo may be liable.

“Tax Return” means any return, report, information return, election, designation or other document (including any related or supporting information and any attached schedule) with respect to Taxes.
(m)	Title and Environmental Matters.
(i)	With respect to all Properties that are held by Palmarejo or any of its subsidiaries in fee simple (collectively, the “Palmarejo Owned Properties”), Palmarejo and its subsidiaries are in exclusive possession thereof and have good and sufficient title to the property interests, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by it necessary to permit the operation of its business as presently conducted, except for failures of title that would individually or in the aggregate not be a Palmarejo Material Adverse Change.

(ii)	With respect to any Properties: (i) Palmarejo, together with its subsidiaries, is in exclusive possession of such properties; (ii) Palmarejo, together with its subsidiaries, has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) the execution, delivery and performance of this agreement by Palmarejo, and the consummation of the Transaction will not cause a default or termination, or give rise to the right of termination, or rights of first refusal or other pre-emptive rights under any such leases or contracts; (iv) such leases and other contracts are valid and are in good standing; (v) Palmarejo has no knowledge of any act or omission or any condition on such properties which could be considered or construed as a default under any such lease or other contract; (vi) none of Palmarejo and its subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property, which, if terminated, could reasonably be expected to be a Palmarejo Material Adverse Change; and (vii) such property covered thereby is free and clear of all Liens or material defects in title except for those specifically identified in the Public Disclosure Documents.

(iii)	With respect to any exploration or mining concessions or like interest granted by any Regulatory Authority, located by Palmarejo or any of its subsidiaries that are included within any real property owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest, except as provided in the Public Disclosure Documents:
(A)	Palmarejo has valid title, and has maintained valid title, to such unpatented mining claims and millsites and any other exploration or mining concessions or like interest granted by any Regulatory Authority;

(B)	the claims are free and clear of Liens or defects in title; and

(C)	Palmarejo has no knowledge of conflicting mining claims.
(iv)	Palmarejo has not received inquiry from or notice of a pending investigation from any Regulatory Authority or of any administrative or judicial proceeding concerning the violation of any applicable Laws or any Environmental Liabilities.

(v)	Palmarejo has made available to Coeur, copies of all third party and internal environmental or other reports prepared by or for Palmarejo or any of its subsidiaries with respect to any real property owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest.

(vi)	As used in this agreement, the following terms shall have the meanings specified:

“Environmental Laws” means applicable Laws aimed at reclamation or restoration of the real properties owned, leased or used by Palmarejo or any of its subsidiaries in which Palmarejo or any of its subsidiaries otherwise has an interest, abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorney’s fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted by any person or entity (including any Regulatory Authority) other than Palmarejo, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the real properties owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest and/or emanating or migrating and/or threatening to emanate or migrate from such properties to off-site properties, (ii) physical disturbance of the environment, or (iii) the violation or alleged violation or any Environmental Laws.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the real properties owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has or had an interest prior to the date of this agreement.
(n)	Employment Matters.
(i)	Except as provided to Coeur, none of Palmarejo or its subsidiaries is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, consultant, employee or officer, other than any obligations of reasonable notice of termination or pay in lieu thereof under applicable law and any statutory obligations.

(ii)	None of Palmarejo or any of its subsidiaries had or has any labour contracts, collective bargaining agreements (the “Business Personnel”). Neither Palmarejo nor any of its subsidiaries has engaged in any unfair labour practice with respect to the Business Personnel since June 30, 2005 and there is no unfair labour practice complaint pending or, to the knowledge of Palmarejo, threatened, against Palmarejo or any of its subsidiaries with respect to the Business Personnel. There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of Palmarejo, threatened against Palmarejo or any of its subsidiaries, and neither Palmarejo nor any of its subsidiaries has experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving the Business Personnel since June 30, 2005.

(iii)	None of Palmarejo or its subsidiaries is subject to any litigation, actual or, to the knowledge of Palmarejo, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or litigation as would, individually or in the aggregate, not be a Palmarejo Material Adverse Change.

(iv)	Palmarejo and each of its subsidiaries has in all material respects operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of Palmarejo, threatened proceedings before any Regulatory Authority with respect to any of the above.
(o)	Books and Records. The financial books, records and accounts of Palmarejo and its subsidiaries in all material respects, (i) have been maintained in accordance with GAAP on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Palmarejo and its subsidiaries and (iii) accurately and fairly reflect the basis for Palmarejo consolidated financial statements.

(p)	Insurance. Palmarejo and its subsidiaries are covered by insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Palmarejo and its subsidiaries.

(q)	Litigation. There is no suit, action or proceeding pending or, to the knowledge of Palmarejo, threatened against Palmarejo or any of its subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to be a Palmarejo Material Adverse Change, and there is not any judgment, decree, injunction, rule or order of any Regulatory Authority or arbitrator outstanding against Palmarejo or any of its subsidiaries having, or which would reasonably be expected to have, a Palmarejo Material Adverse Change. As of the date of this agreement, there is no suit, action, proceeding pending or, to the knowledge of Palmarejo, threatened, against Palmarejo or any of its subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to prevent or delay in any material respect the consummation of the Transaction.

(r)	Determination by the Board and Voting Requirements. The Palmarejo Board (after receiving financial advice including the Fairness Opinion, legal advice and after considering other factors), by the unanimous vote of its independent directors, has determined and resolved at its meeting held on May 2, 2007:
(i)	that the entering into of this agreement, the performance by Palmarejo of its obligations hereunder and the Transaction are in the best interests of Palmarejo and its shareholders;

(ii)	the Transaction is fair to Plan Shareholders;

(iii)	to approve the Transaction and this agreement; and

(iv)	to recommend that Plan Shareholders approve the Transaction.
To the knowledge of Palmarejo, after consultation with outside legal counsel, Rule 61-501 of the Ontario Securities Commission applies or purports to apply to this agreement and to the Transaction.

The approval and adoption of this agreement by the affirmative vote of 66% 2/3 of the votes attaching to the Palmarejo Shares, and by the affirmative vote of more than 50% of the votes attaching to the Plan Shares, cast at the Plan Meeting are the only votes of the holders of any class or series of Authorized Capital of Palmarejo necessary to approve this agreement and the Plan.

(s)	Brokers; Schedule of Fees and Expenses. Except as set forth in §(t) of the Disclosure Statement, no broker, investment banker, financial advisors or other person is entitled to any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Palmarejo. Palmarejo has made available to Coeur true and complete copies of all agreements that are referred to in §(t) of the Disclosure Statement and all indemnification and other agreements related to the engagement of the persons so listed.

(t)	Opinion of Financial Advisors. Palmarejo has received an oral opinion from the financial advisor to the effect that, as of such date, the Plan Consideration to be received pursuant to the Transaction by Plan Shareholders is fair to the Plan Shareholders from a financial point of view, a copy of which opinion will be promptly delivered to Coeur.

(u)	Dispositions of Property. Except as described in the Filed Palmarejo Public Disclosure Documents, since June 30, 2005 neither Palmarejo nor any of its subsidiaries has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any interest in a joint venture or other assets of properties of Palmarejo or any of its subsidiaries (“Palmarejo Property”), other than sales and dispositions of raw materials, obsolete equipment, mine output and other inventories, and any interest or rights with respect to real property having an individual fair market value of less than $46.8 million, in each case in the ordinary course of business, consistent with past practice. No Palmarejo Property, the fair market value of which on the date of this agreement is greater than $46.8 million, is subject to any pending sale or disposition transaction.

(v)	Absence of Reduction in Resources. There has been no material reduction in the aggregate amount of resources of Palmarejo and its subsidiaries from the amounts set forth in Palmarejo’s annual report for the fiscal year ended June 30, 2005, except for such reductions into different categories that have resulted from reclassifications into different categories.

(w)	Disclosure Controls and Procedures. Palmarejo has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Palmarejo under applicable Law is recorded, processed, summarized and reported within the time periods specified in the applicable Law. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Palmarejo in Palmarejo’s reports and other filings under applicable Law is accumulated and communicated to the Palmarejo management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(x)	Internal Control Over Financial Reporting. Palmarejo maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of Palmarejo and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Palmarejo and its subsidiaries are being made only in accordance with authorizations of management and directors of Palmarejo and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use of disposition of the Palmarejo’s and its subsidiaries’ assets that could have a material effect on its financial statements. There are no significant deficiencies in the design or operation of, or material weaknesses in, Palmarejo’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, and there is no known fraud that involves management or other employees who have a significant role in the Palmarejo’s internal control over financial reporting. Since June 30, 2005, Palmarejo has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Palmarejo regarding questionable accounting or auditing matters.

(y)	Up-the-Ladder Reporting. No attorney representing Palmarejo or any of its subsidiaries, whether or not employed by Palmarejo or any of its subsidiaries, has reported evidence of a violation of any Law, breach of fiduciary duty or similar violation by Palmarejo or any of its subsidiaries or their respective officers, directors, employees or agents to Palmarejo’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.

(z)	Stock Exchange Compliance. Palmarejo is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV and each other stock exchange or market on which the Palmarejo Shares are listed or posted for trading.

(aa)	No Prohibited Personal Loans. Neither Palmarejo nor any of its subsidiaries has made, arranged or modified (in any material way) any extension of credit, in the form of a personal loan or otherwise, to any executive officer or director of Palmarejo or any of its subsidiaries.

(bb)	Reporting Status. Palmarejo is a reporting issuer or its equivalent in each of Ontario, British Columbia and Alberta. The Palmarejo Shares are listed on the TSXV.

(cc)	No Cease Trade. Palmarejo is not subject to any cease trade or other order of any applicable stock exchange or securities Regulatory Authority and, to the knowledge of Palmarejo, no investigation or other proceedings involving Palmarejo that may operate to prevent or restrict trading of any securities of Palmarejo are currently in progress or pending before any applicable stock exchange or securities Regulatory Authority.

Schedule 3
Except as disclosed in Coeur’s filings made with the SEC prior to the date hereof:
(a)	Organization, Standing and Corporate Power. Each of Coeur and each of its and its significant subsidiaries, as such term is defined in Rule 1-02 of Regulation S-X of the 1933 Act is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Coeur and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for such jurisdictions where the failure to so qualify individually or in the aggregate has not and would not reasonably be expected to result in a Coeur Material Adverse Change. Coeur has made available for review to Palmarejo complete and correct copies of its constating documents and comparable organization documents of the subsidiaries of Coeur, in each case as amended to the date of this agreement. Coeur is not in violation of any provision of its constating documents, and no subsidiary of Coeur is in violation of any provisions of its comparable organizational documents.

(b)	Coeur Subsidiaries. All the outstanding shares of capital stock of each subsidiary of Coeur have been validly issued and are fully paid and non-assessable.

(c)	Capitalization. The authorized share capital of Coeur consists of 500,000,000 Coeur Shares and 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). At the close of business on December 31, 2006: (i) 279,054,344 Coeur Shares and no shares of Preferred Stock were outstanding. As of December 31, 2006, there were options outstanding for 2,089,650 Coeur Shares and $180 million principal amount of 1 1/4% Convertible Senior Notes due 2024 that are convertible into Coeur Shares. Except as set forth above, there are no shares of capital stock or other voting securities of Coeur issued or outstanding. Except as set forth above, as of December 31, 2006, there are not any options to which Coeur or any of its subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Coeur or any of its subsidiaries, or obligating Coeur or any of its subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Coeur or any of its subsidiaries or obligating Coeur or any of its subsidiaries to issue, grant, extend or enter into any such options. All shares of Coeur’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this §(c) have been in compliance with all Laws. The weighted average exercise price for outstanding Coeur stock options at December 31, 2006 is $3.56. Coeur has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity. As of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Coeur or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Coeur or any of its subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of Coeur or any other person. Without limiting the generality of the foregoing, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Coeur or any of its subsidiaries.

(d)	Authority; Non-Contravention. Coeur has all requisite corporate power and corporate authority to enter into this agreement and to consummate the Transaction and to perform its obligations under this agreement. The Coeur Board has unanimously approved this agreement and the Transaction. Except for the approval of the Coeur Resolutions by the Coeur Shareholders at the Coeur Meeting, the execution and delivery of this agreement by Coeur and the consummation by Coeur of the Transaction have been duly authorized by all necessary corporate action on the part of Coeur. No other corporate proceedings on the part of Coeur or any of its subsidiaries are necessary to authorize this agreement and the Transaction. This agreement has been duly executed and delivered by Coeur and constitutes a valid and binding obligation of Coeur, enforceable by Palmarejo against Coeur in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. Except as set forth in §(d) of the Coeur Disclosure Statement, the execution and delivery of this agreement does not, and the consummation of the Transaction and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Coeur or any of its subsidiaries under, (i) the constating documents of Coeur or the comparable organization documents of any of its subsidiaries; (ii) any Contract to which Coeur or any of its subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Coeur or any of its subsidiaries or their respective properties or assets, except in the case of clauses (ii) or (iii), as would not reasonably be expected to result in a Coeur Material Adverse Change. No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority, is required by or with respect to Coeur or any of its subsidiaries in connection with the execution and delivery of this agreement by Coeur or the consummation by Coeur of the Transaction, except for (i) any approvals required by the Interim Order or the Final Order, and (ii) the other consents, approvals, orders, authorizations, registrations, declarations or filings set out in this agreement. To the extent applicable, the Coeur Board has unanimously determined that the Transaction will not constitute a change of control within the meaning of any compensatory or benefit plan, arrangement or agreement provided or maintained by Coeur or any of its subsidiaries for the benefit of present or former employees, officers, directors or consultants of Coeur or its subsidiaries.

(e)	Publicly Filed Documents; Undisclosed Liabilities. Coeur has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable security Regulatory Authorities since December 31, 2006 (the “Coeur Public Disclosure Documents”). As of its date, each Coeur Public Disclosure Document complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act or the Sarbanes-Oxley Act or 2002, as applicable, and the rules and regulations thereunder applicable to such Coeur Public Disclosure Document. None of the Coeur Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Coeur Public Disclosure Document. The consolidated financial statements of Coeur included in the Coeur Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of

Coeur as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Coeur as of December 31, 2006 included in the Coeur Public Disclosure Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this agreement, or (iii) Coeur does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to be a Coeur Material Adverse Change. The books and records of Coeur and its subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

(f)	Information Supplied. None of the information supplied or to be supplied by Coeur or its subsidiaries for inclusion or incorporation by reference in the Coeur Proxy Statement or any Coeur Information will, at the date the Proxy Statement is first mailed to Coeur Shareholders or the Coeur Information is included in the Plan Circular, as the case may be, or at the time of the Coeur Meeting or Plan Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Coeur Information will comply as to form in all material respects with the requirements of applicable securities Laws, except that no representation or warranty is made by Coeur with respect to statements made or incorporated by reference therein based on information supplied by Palmarejo or Bolnisi for inclusion or incorporation by reference in the Proxy Statement or the Coeur Information.

(g)	Absence of Certain Changes or Events. Since December 31, 2006 Coeur has conducted, and caused each of its subsidiaries to conduct, its business only in the ordinary course, and:
(i)	there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of Coeur or any of its subsidiaries), which, individually or in the aggregate, has been or would reasonably be expected to be a Coeur Material Adverse Change;

(ii)	there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Coeur Shares;

(iii)	there has not been, except as provided for in this agreement, any split, combination or reclassification of any Coeur Shares or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for Coeur Shares; and

(iv)	there has not been any change in accounting methods, principles or practices by Coeur or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.
(h)	Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Coeur or any of its subsidiaries that has, or could reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Coeur or any of its subsidiaries, any acquisition of property by Coeur or any of its subsidiaries or the conduct of business by any of them as currently conducted (including following the Plan) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, a Coeur Material Adverse Change.

(i)	Title. To the knowledge of Coeur, Coeur has adequate title to its real property interests, except for failures of title that would individually or in the aggregate not be a Coeur Material Adverse Change.

(j)	Insurance. Coeur and its subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Coeur and its subsidiaries.

(k)	Litigation. There is no suit, action or proceeding pending or, to the knowledge of Coeur, threatened against Coeur or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to be a Coeur Material Adverse Change, and there is not any judgment, decree, injunction, rule or order of any Regulatory Authority outstanding against Coeur or any of its subsidiaries being, or which would reasonably be expected to be, a Coeur Material Adverse Change. As of the date of this agreement, there is no suit, action or proceeding pending, or, to the knowledge of Coeur, threatened, against Coeur or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Transaction.

(l)	Determination by the Board. The board of directors of Coeur has unanimously determined and resolved at its meeting held on May 2, 2007:
(i)	that the entering into of this agreement and the performance by Coeur of its obligations hereunder and the Transaction are in the best interests of Coeur and its shareholders;

(ii)	to approve the Transaction and this agreement; and

(iii)	to recommend that Coeur Shareholders approve the Coeur Resolutions at the Coeur Meeting.
(m)	Brokers. Except for CIBC World Markets, no broker, investment banker, financial advisors or other person is entitled to any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Coeur.

(n)	Compliance. Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Coeur Material Adverse Change, Coeur has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of any Law applicable to its business or operations.

(o)	Stock Option Pricing. Since January 1, 2000, (A) the exercise price of each stock option issued by Coeur has been granted at the Fair Market Value (as defined under the terms of the respective stock incentive plan under which such option was granted) of a Coeur Share as determined on the date of grant of such option, and (B) all grants of such options were validly issued and properly approved by the Coeur Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Coeur’s financial statements referred to in §(e) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(p)	Reserves. Coeur filed with SEDAR on February 22, 2007 at www.sedar.com Technical Reports for each of the Rochester, Cerro Bayo, Martha, Kensington, Endeavor and Broken Hill projects (the “Coeur Reserve Reports”). The factual, non-interpretive data relating to the properties of Coeur and its subsidiaries on which the Coeur Reserve Reports were based for purposes of estimating the reserves set forth therein, to the knowledge of Coeur, was accurate in all material respects at the time such data was provided to the reserve engineers for the Coeur Reserve Reports. The Coeur Reserve Report conforms to the guidelines with respect thereto of Canadian National Instrument 43-101.

(q)	Disclosure Controls and Procedures. Coeur has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) to provide reasonable assurance to ensure that the information required to be disclosed by Coeur in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Coeur’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Coeur required under the 1934 Act with respect to such reports. Neither Coeur nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Coeur’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

(r)	Rights Agreement. Coeur has taken all action so that the entering into of this agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under Coeur’s rights agreement or enable or require any rights issued pursuant to such agreement to be exercised, distributed or triggered except for such rights to be provided as part of the Plan Consideration.

(s)	Foreign Corrupt Practices Act, To Coeur’s knowledge, neither Coeur nor any of its subsidiaries (nor any person representing Coeur or any of its subsidiaries) has at any time during the last five years while acting on behalf of Coeur or its subsidiaries (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where Coeur engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

Signing page
Executed as an agreement:

Signed by
Coeur d’Alene Mines Corporation
by

sign here ▶	/s/ Dennis Wheeler

Chief Executive Officer

print name	Dennis Wheeler

Signed by
Palmarejo Silver and Gold Corporation
by

sign here ▶	/s/ J.A. Crombie

Officer

print name	J.A. Crombie

sign here ▶

print name